Exhibit 99.1

SGLP Announces Close of Vitol Transaction and Reorganization of

Board and Management Team

Tulsa, Okla. – November 24, 2009: SemGroup Energy Partners, L.P. (“SGLP”) (Pink Sheets: SGLP.PK) today announced that Vitol, Inc., part of the Vitol Group of companies (“Vitol”), has completed its acquisition (the “Vitol Change of Control”) of the membership interests of SemGroup Energy Partners G.P., L.L.C., SGLP’s  general partner, and SGLP’s subordinated units from Manchester Securities Corp., an affiliate of Elliott Management Corporation.  In connection with the Vitol Change of Control, the board of directors of SGLP’s general partner (the “Board”) and the management team of SGLP’s general partner were reorganized.  Further, SemGroup, L.P., SGLP’s former parent, no longer has any ownership interest in SGLP’s general partner, and, as previously announced, SGLP will change its name to Blueknight Energy Partners, L.P. effective December 1, 2009.

Mr. Miguel A. (“Mike”) Loya, Vitol, Inc.’s President, stated, “We are pleased to have completed our acquisition of SGLP’s general partner.  This acquisition is the culmination of the efforts of many individuals, both from Vitol and SGLP, and we are grateful for these contributions.  We look forward to new opportunities with SGLP.”

Reorganization of the Board

In connection with the Vitol Change of Control, Messrs. Loya, Javed Ahmed, Christopher G. Brown,  James C. Dyer, IV, Steven M. Bradshaw and John A. Shapiro were appointed to the Board.   Messrs. Ahmed, Loya, Dyer and Brown are affiliated with Vitol.  Messrs. Bradshaw and Shapiro will serve as independent members of the Board and will be members of the Conflicts Committee, Audit Committee and Compensation Committee of the Board.  Mr. Bradshaw will chair the Conflicts Committee while Mr. Shapiro will chair the Compensation Committee.  Mr. Duke R. Ligon will continue to serve on the Board and will remain as the Chairman of the Board, the chair of the Audit Committee and a member of the Compensation Committee and the Conflicts Committee of the Board.  Messrs. Edward F. Kosnik, Gabriel Hammond, David N. Bernfeld and Dave Miller have resigned from the Board effective today.

Mr. Bradshaw has over 30 years of experience in the global logistics and transportation industry and currently serves as the Managing Director at Global Logistics Solutions.  Mr. Shapiro recently retired as an officer at Morgan Stanley & Co. where he had served for more than 24 years in various capacities, most recently as Global Head of Commodities.

Mr. Ligon, Chairman of the Board of SGLP’s general partner, stated, “We are grateful for the efforts of Ed Kosnik, Gabriel Hammond, David Bernfeld and Dave Miller in helping to stabilize SGLP’s business during challenging times.  Their contributions will be missed.  At the same time, we are excited for the opportunity to continue to strengthen and rebuild SGLP’s operations with Vitol as the owner of SGLP’s general partner.  We are pleased to have Steven Bradshaw and John Shapiro join as independent members of the Board.  They each have extensive experience that will be invaluable as we continue to rebuild SGLP.”

Reorganization of the Management Team

In connection with the Vitol Change of Control, Mr. J. Michael Cockrell was appointed as the President and Chief Operating Officer of SGLP’s general partner.  Mr. Cockrell has extensive experience in the crude oil industry and prior to joining SGLP’s general partner served as Senior Vice President, Commercial Upstream, of the general partner of TEPPCO Partners, L.P. from February 2003 until November 2009.  Previously he had served in various positions with the general partner of TEPPCO Partners, L.P. including serving as Vice President, Commercial Upstream.  Mr. Ligon stated, “We look forward to Michael’s leadership in directing SGLP’s business.  His knowledge of the industry and contacts with industry partners will add great value to SGLP’s management team.”

In addition, Messrs. Kevin L. Foxx and Michael J. Brochetti have informed SGLP that they will be leaving the company to pursue other opportunities.  Messrs. Foxx and Brochetti are stepping down from their current positions as President and Chief Executive Officer and Executive Vice President—Corporate Development and Treasurer, respectively, but are expected to remain as consultants to SGLP’s general partner until March 1, 2010 to facilitate an orderly transition.  Mr. Ligon explained, “Kevin Foxx and Mike Brochetti have led SGLP during a time of great challenge and worked to rebuild value in SGLP.  Their diligent efforts during the transition of control to Vitol were instrumental in the successful conclusion announced today.  We wish them success in their future opportunities.”

About Vitol

Vitol Inc. is the principal U.S. subsidiary of the Vitol Group.  Vitol is engaged in the global physical supply and distribution of crude oil, petroleum products, coal, natural gas, and other commodities.  Vitol was founded in 1966, and is headquartered in the Netherlands. Vitol moves over 5 million barrels of crude oil and petroleum products every day throughout the world, charters more than 3000 ships annually and had annual revenues of $191 billion in 2008.

About SemGroup Energy Partners, L.P.

SGLP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing, Oklahoma interchange, approximately 1,150 miles of crude oil pipeline located primarily in Oklahoma and Texas, over 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt and residual fuel storage located at 46 terminals in 23 states. SGLP provides crude oil terminalling and storage services, crude oil gathering and transportation services and asphalt services.  SGLP is based in Tulsa, Oklahoma. Effective December 1, 2009, SGLP will change its name to Blueknight Energy Partners, L.P.  For more information, visit SGLP’s web site at www.SGLP.com.

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SGLP Investor Relations Contact:
Bailey Jones
918.237.4032
investor@sglpenergy.com